Preferred Apartment Communities, Inc. Announces Expansion of Redemption Rights for its Series A Redeemable Preferred Stock
Atlanta, GA, June 26, 2014

Preferred Apartment Communities, Inc. (NYSE MKT: APTS) (the "Company" or "Preferred Apartment Communities") today announced that at the Company's reconvened Annual Meeting of Stockholders its common stockholders have approved Proposal 2, a proposal to approve Articles of Amendment to the Company's charter to add holder redemption options in the first two years of ownership of the Company's Series A Redeemable Preferred Stock. As previously reported on May 8, 2014, the Company's stockholders approved both Proposal 1 — election of eight directors, and Proposal 3 — ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2014.

"We are extremely pleased that our common stockholders have overwhelmingly approved expanding the redemption rights of our Series A Redeemable Preferred Stock currently being offered to the public by eliminating the initial two-year redemption holding period. Of the shares voting on Proposal 2, 98.5% voted in favor of this proposal." Mr. Williams added, "The concept of including holder redemption options in the first two years of ownership of our Series A Redeemable Preferred Stock was created in response to feedback received from the financial advisor community and their clients, and applies to all of our outstanding Series A Redeemable Preferred Stock. We believe this change further enhances the value of our preferred stock as an investment vehicle and financial planning tool for our investors."

About Preferred Apartment Communities, Inc.

Preferred Apartment Communities, Inc. is a Maryland corporation formed primarily to acquire and operate multifamily properties in select targeted markets throughout the United States. As part of our business strategy, we may enter into forward purchase contracts or purchase options for to-be-built multifamily communities and we may make mezzanine loans, provide deposit arrangements, or provide performance assurances, as may be necessary or appropriate, in connection with the construction of multifamily communities and other properties. As a secondary strategy, we also may acquire or originate senior mortgage loans, subordinate loans or mezzanine debt secured by interests in multifamily properties, membership or partnership interests in multifamily properties and other multifamily related assets and invest not more than 10% of our total assets in other real estate related investments, as determined by our manager as appropriate for us. Preferred Apartment Communities, Inc. has elected to be taxed as a real estate investment trust under the Internal Revenue Code of 1986, as amended, commencing with its tax year ended December 31, 2011.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. As a general matter, forward-looking statements reflect our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. These statements may be identified by the use of forward-looking terminology such as "may," "will," "expects," "should," "plans," "estimates," "anticipates," "projects," "intends," "believes," "outlook" and similar expressions.

The forward-looking statements contained in this press release and in our Supplemental Financial Data are based upon our historical performance, current plans, estimates, expectations and other factors we believe are appropriate under the circumstances. The inclusion of this forward-looking information is inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements. Statements regarding the following subjects, among others, may be forward-looking: our business and investment strategy; our projected operating results; estimates relating to our ability to make distributions to our stockholders in the future; availability of qualified personnel; local and national market conditions and trends in our industry; demand for and lease-up of apartment homes, supply of competitive housing product, and other economic conditions; availability of debt and/or equity financing and availability on favorable terms; changes in our asset values; our ability to maintain our qualification as a REIT for U.S. federal income tax purposes; and economic trends and economic recoveries.
Additional discussions of risks, uncertainties and certain other important information appear in our publicly available filings made and to be made with the SEC, including our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed with the SEC on May 12, 2014, and our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 17, 2014, all under the headings "Risk Factors" and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” All information in this release is as of June 26, 2014. The Company undertakes no obligation to update forward-looking statements, including its projected operating results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community.
Additional Information

The SEC has declared effective the registration statement (including prospectus) filed by the Company for each of the offerings to which this communication may relate. Before you invest, you should read the final prospectus, and any prospectus supplements, forming a part of the registration statement and other documents the Company has filed with the SEC for more complete information about the Company and the offering to which this communication may relate. In particular, you should carefully read the risk factors described in the final prospectus and in any related prospectus supplement and in the documents incorporated by reference in the final prospectus and any related prospectus supplement to which this communication may relate. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company or its dealer manager, International Assets Advisory, LLC, with respect to the Follow-On Offering, or its sales agent, MLV & Co. LLC, with respect to the ATM Offering, will arrange to send you a prospectus if you request it by calling Leonard A. Silverstein at (770) 818-4100, 3625 Cumberland Boulevard, Suite 1150, Atlanta, Georgia 30339. In addition, you may request a copy of the Follow-On Offering prospectus by calling the dealer manager at (855) 330-6594 and the ATM Offering prospectus by calling the sales agent at (888) 344-2272.

The final prospectus for the Follow-On Offering, dated October 11, 2013, can be accessed through the following link:

http://www.sec.gov/Archives/edgar/data/1481832/000148183213000128/a424b3prospectus900m.htm

The final prospectus and prospectus supplement for the ATM Offering, dated July 19, 2013 and February 28, 2014, respectively, can be accessed through the following link:

http://www.sec.gov/Archives/edgar/data/1481832/000148183214000015/prospectussupplementatm-20.htm

SOURCE: Preferred Apartment Communities, Inc.

Preferred Apartment Communities, Inc.
Leonard A. Silverstein 770-818-4147
President and Chief Operating Officer
Email: lsilverstein@pacapts.com